UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) June 28, 2010

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

In relation to the upcoming expiration of its current facility lease in January 2011, Inspire Pharmaceuticals, Inc. (“Inspire”) has entered into a lease (the “Lease”) with Brier Creek Corporate Center Associates Limited Partnership (“Brier Creek”), dated June 28, 2010, to lease approximately 42,850 square feet in Brier Creek Office #6, located in the Brier Creek Corporate Center, Raleigh, North Carolina, which Inspire intends to use as its principal executive offices. The term of the Lease is anticipated to commence on January 1, 2011 and end on December 31, 2017, unless extended or earlier terminated. Inspire has the option to renew the term of the Lease for two periods of three years each and a right of first refusal with respect to certain adjacent space in the same building.

Inspire paid Brier Creek a security deposit of $142,847 upon execution of the Lease. During 2011, the basic monthly rent under the Lease is expected to be $0 from January 1 through August 30th, and $71,423 per month from September 1 through December 31st. During 2012, the basic rent under the Lease is expected to be $73,209 per month. Beginning January 1, 2013 and on each subsequent January 1st during the term, the basic rent shall be increased according to a rent escalation formula stated in the Lease.

A complete copy of the Lease is filed herewith as Exhibit 10.1 and incorporated herein by reference. The foregoing description of the terms of the Lease is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Lease Agreement between Inspire Pharmaceuticals, Inc. and Brier Creek Corporate Center Associates Limited Partnership dated as of June 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Joseph M. Spagnardi
Joseph M. Spagnardi,
Senior Vice President, General Counsel and Secretary

Dated: June 30, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Lease Agreement between Inspire Pharmaceuticals, Inc. and Brier Creek Corporate Center Associates Limited Partnership dated as of June 28, 2010.